Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements No. 333-156941 and 333-171957 on Form S-3 and Registration Statements No. 333-150268 and 333-171954 on Form S-8 of ZBB Energy Corporation of our report dated April 4, 2011, relating to the financial statements of TE Holdings Group, LLC (formerly known as Tier Electronics LLC), which appears in this Current Report on Form 8-K/A of ZBB Energy Corporation dated April 4, 2011.

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin
April 4, 2011